EXHIBIT 8.1

[Letterhead of McGuireWoods LLP]

July 8, 2014

Ferrellgas Partners, L.P.

7500 College Boulevard, Suite 1000

Overland Park, Kansas  66210

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of:

(a) the Partnership’s Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), related to the offering from time to time of common units of the Partnership having an aggregate initial public offering price not to exceed $500 million on terms determined at the time of the offering (the “Units”), and

(b)                                 the prospectus contained in the Registration Statement (the “Prospectus”).

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)         the Registration Statement; and

(b)         the Prospectus.

The documents referred to in clauses (a) and (b) above are referred to collectively as the “Subject Documents.”

In addition, we have examined and relied upon the following:

(i)                                     certificates from officers of the Ferrellgas, Inc., a Delaware corporation and general partner of the Partnership (the “General Partner”) certifying as to, among other things, (A) true and correct copies of the certificate of limited partnership and the limited partnership agreement of the Partnership; (B) true and correct copies of the certificate of incorporation and bylaws of the General Partner, and (C) certain Factual Matters (the “General Partner Certificates”);

(ii)                                  certificates dated July 2, 2014 issued by the Secretary of State of the State of Delaware, attesting to the limited partnership status and good standing of the Partnership in the State of Delaware; and

(iii)                               originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, the following term has the meaning set forth below:

“Applicable Law” means the Internal Revenue Code of 1986, as amended, administrative and judicial decisions, opinions, rulings and interpretations and other applicable authorities, all as they are in effect and exist as of the date hereof and all of which remaining subject to change potentially with retroactive effect.

Assumptions Underlying Our Opinion

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following.

(a)                                 Factual Matters.  To the extent that we have reviewed and relied upon (i) the General Partner Certificates and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b)                                 Signatures.  The signatures of individuals signing the Subject Documents are genuine.

(c)                                  Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies substantially conform to authentic original documents.

(d)                                 Legal Capacity of Certain Parties.  All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Partnership or the General Partner as of the date hereof.  All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e)                                  Authorization, Execution and Delivery of Subject Documents.  The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Partnership or the General Partner.

Our Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

The discussion in the Registration Statement under the caption “Material United States Federal Tax Considerations” represents our opinion with respect to certain material United States federal tax consequences referred to therein, and the statements contained in the discussion are, insofar as they purport to be statements or summaries of Applicable Law, accurate in all material respects.  Such statements do not, however, purport to discuss all United States federal tax consequences and are limited to only those United States federal tax consequences specifically discussed therein and subject to the qualifications set forth therein.

Matters Excluded from Our Opinion

We express no opinion with respect to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein.

Qualifications and Limitations Applicable to Our Opinion

Our opinion is limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any Applicable Laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.  Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP